Exhibit 10.1

RAYONIER ADVANCED MATERIALS INC.
1301 Riverplace Boulevard
Suite 2300
 Jacksonville, Florida 32207

February 18, 2018
Marcato Capital Management, LP
Four Embarcadero Center, Suite 2100
San Francisco, California 94111
 Attention:  Mr. Richard T. McGuire III
Re: Rayonier Advanced Materials Inc.
Dear Mr. McGuire:
You have represented to us that, as of the date hereof, the persons listed on Schedule A to this Letter (the "Marcato Group") are the beneficial owners (as such term is used in this Letter), in the aggregate, of 3,767,327 shares (the "Current Marcato Share Amount") of the common stock ("Common Stock") of Rayonier Advanced Materials Inc. (the "Company").  Given its ownership of the Company's Common Stock, the Marcato Group has requested that Matthew Hepler ("Designee") be appointed as a member of the Board of Directors of the Company (the "Board").  This Letter will serve to confirm our discussions concerning your request.  Certain terms used in this Letter have the meanings set forth in Schedule B to this Letter.
1.            The Company agrees to appoint Designee to serve as a member of the Board as a Class III director, with a term that expires at the 2020 annual meeting of stockholders of the Company (the "2020 Meeting").  Such appointment shall occur no later than the 2018 annual meeting of stockholders of the Company (the "2018 Meeting"). Committee assignments are determined by the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer and independent Lead Director, and Designee will be considered for committee assignment in accordance with the usual practice of the Board.  As per Board practice for all directors, following Designee's election to the Board, Designee will have access to all Board committee materials.  The Marcato Group will provide, and the Company's obligation under the prior sentence is conditioned upon the Marcato Group providing, to the Company upon request, such information as is required to be disclosed in proxy statements under applicable rules of the SEC and the New York Stock Exchange (the "NYSE") and under the Company's organizational documents and corporate governance guidelines or as is otherwise reasonably required by the Company from all members of the Board.   In connection with the foregoing, the Company agrees as follows:
(a)          the Board will not utilize committees of the Board (including by the formation of an "executive" or similar committee) for the purpose of discriminating against Designee.  In furtherance of the foregoing, so long as Designee is a member of the Board, the Board will not change its practice with respect to the manner in which the Board considers and votes on mergers, acquisitions of material assets, dispositions of material assets, other extraordinary corporate transactions, capital structure, capital allocation, dividend policy, or debt financing transactions, in a manner which discriminates against Designee;
(b)          from and after the Designee's election to the Board, the Designee will be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company; and

(c)          the Company will not call or hold any interim special meeting of stockholders during which any election of directors would occur.
2.             (a)          If Designee ceases to be a member of the Board (other than due to a resignation resulting from a Qualifying Disposition or a breach by Designee or any member of the Marcato Group or one of its Representatives of this Letter or the Confidentiality Agreement (as defined below)), the Marcato Group shall be entitled to appoint Richard T. McGuire III to the Board as a successor to Matthew Hepler for the duration of Mr. Hepler's remaining term as a Class I director (a "Successor Director"); provided that Successor Director delivers such information as is required to be disclosed in proxy statements under applicable rules of the SEC and the NYSE and under the Company's organizational documents and corporate governance guidelines or as is otherwise reasonably required by the Company from all members of the Board. In the event that such Successor Director is appointed to the Board, then for purposes of this Letter, all references to Designee are deemed references to such Successor Director.
(b)          The Company will notify the Marcato Group in writing whether Designee will be nominated by the Company for election as a director at the 2020 Meeting no later than January 10, 2020, which decision shall be in the sole discretion of the Company.  If Designee notifies the Company in writing that he has agreed to stand for election as a director at the 2020 Meeting, the Company shall recommend that the Company's stockholders vote in favor of Designee and support Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees at the 2020 Meeting.  If the Company notifies the Marcato Group that the Company will not be nominating Designee for election at the 2020 Meeting, then the Company will take such action as is necessary such that the advance notice deadline for the Marcato Group to nominate director candidates for the 2020 Meeting will expire no earlier than 30 calendar days after the delivery of such notice to the Marcato Group.

3.            Designee is entitled to resign from the Board at any time in his sole discretion.  Designee will immediately tender his resignation from the Board, if (i) a Qualifying Disposition has occurred or (ii) a material breach of this Letter or the Confidentiality Agreement is committed by a member of the Marcato Group (or, in the case of the Confidentiality Agreement, a member of the Marcato Group or one of its Representatives).  Prior to his appointment to the Board, Designee will execute and deliver to the Board a letter in the form attached hereto as Schedule C to this Letter.  Any written resignation tendered by Designee to the Board shall be deemed immediately effective and be deemed accepted by the Board immediately.  Notwithstanding anything to the contrary in this Letter, upon any such resignation, the Company will be permanently relieved of its obligations under paragraphs 1 and 2 of this Letter.
    4.            Designee agrees to, and the Marcato Group will cause Designee to:  (i) comply with the Company's Standard of Ethics and Code of Conduct, Corporate Governance Principles and all other policies, procedures, processes, codes, rules, standards and guidelines applicable to the Board members (the "Company Policies") (it being understood that such Company Policies shall not be applicable to, or deemed to apply or extend to, the other members of the Marcato Group (other than their application to Designee) except as otherwise provided in this Letter) and (ii) recuse himself from participating in any meetings (or portions of meetings) of the Board or committees thereof relating specifically to this Letter or the Confidentiality Agreement. The parties agree that (x) the mere ownership of shares of Common Stock by the Marcato Group will not be deemed to require Designee to recuse himself and (y) this provision shall not be deemed to require Designee to recuse himself in any other circumstances, nor shall it be deemed to limit any obligation that Designee may have to recuse himself in any other circumstances.  To the extent not previously submitted, Designee agrees to submit to the Company all reasonable and customary director onboarding documentation required by the Company from all members of the Board in connection with the appointment or election of a new director as soon as practicable on or after the date of this Letter.  Except as specifically provided for otherwise in this Letter, Designee and Marcato Group each specifically agree that any transfer, sale or other disposition of beneficial ownership of Voting Securities by Designee or Marcato Group while Designee is a member of the Board shall comply with the Company's insider trading policies as if Designee and Marcato Group were each directors of the Company.  Except as the parties may otherwise agree, for so long as Designee remains a director of the Company, the Marcato Group will not, other than through a trading plan established pursuant to Rule 10b-5-1 under the Exchange Act, trade in Company securities (including Common Stock) during trading blackout periods generally applicable to directors.

5.            From the date hereof and continuing until (i) the obligations under this paragraph 5 are terminated in accordance with paragraph 10 below or (ii) the occurrence of a material breach by the Company of its obligations under paragraphs 1 or 2(a) of this Letter:
(a)          The Marcato Group will not, and will cause the Marcato Affiliates not to, directly or indirectly, acquire, agree or seek to acquire, or make any proposal or offer to acquire, or announce any intention to acquire, by purchase or otherwise (but excluding any action by the Company such as a stock dividend and any securities issued to Designee pursuant to a plan established by the Board for members of the Board), beneficial ownership of Voting Securities of the Company if, after giving effect to such acquisition, the Marcato Group and the Marcato Affiliates collectively would have a Net Long Position of, or voting rights (or the right to acquire voting rights) with respect to, 7.5% or more of the outstanding shares of any class of Voting Securities; provided that, for purposes of the foregoing, any derivative, hedging or similar agreement or arrangement that has the effect of decreasing the voting power or economic interest of the members of the Marcato Group or any Marcato Affiliate in the Company's Voting Securities will not be given effect.
(b)          Except as permitted by this Letter, none of the members of the Marcato Group will, and the Marcato Group will cause each Marcato Affiliate not to, directly or indirectly, in any manner:
          (i)          solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Letter), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company's nominees;
          (ii)          advise or encourage any person (except for any member of the Marcato Group or a Marcato Affiliate) with respect to the voting or disposition of any Voting Securities, or seek to do so;
          (iii)          form, join or in any other way participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clauses (i) and (ii) above (except in the case of clause (ii), for any member of the Marcato Group or a Marcato Affiliate), or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with other members of the Marcato Group;
          (iv)          seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, make a request for a list of the holders of any of the Voting Securities or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise, or seek election to the Board, seek to place a representative or other nominee on the Board or seek the removal of any director from the Board, or otherwise, acting alone or in concert with others (other than the Designee acting in his capacity as a director), seek to control or influence the management, strategies, governance or policies of the Company;
          (v)          except as set forth below, solicit, effect or seek to effect, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;
         (vi)          institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its Affiliates or Associates or any of their respective current or former directors or officers (including derivative actions), other than (A) to enforce the provisions of this Letter, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates or Associates against the Marcato Group or a Marcato Affiliate, or (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Marcato Group or a Marcato Affiliate from responding to or complying with a validly issued legal process;
         (vii)         make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) would reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Company), (A) in support of any solicitation described in clause (iv) above or (B) disparaging or negatively commenting upon the Company or any of its Affiliates or Associates or any of their respective officers or directors, including the Company's corporate strategy, business, extraordinary or other transactions, corporate activities, policies, Board or management (it being agreed that the prosecution in good faith of litigation asserting that the Company has breached its obligations under this Letter, in and of itself, will not constitute a violation of this clause (vii) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach);
         (viii)         make or disclose any public statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Letter, that is inconsistent with the provisions of this Letter, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Letter, or take any action that would reasonably be expected to require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;
         (ix)         other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Marcato to any person or entity not a party to this agreement (a "Third Party") that would knowingly (after due inquiry in connection with a private, non-open-market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case either (A) in a transaction approved by the Board or (B) to a Third Party that is both (x) an investment fund that makes investments in persons for investment purposes only and not with the purpose or effect of changing or influencing the control of such person, and (y) is entitled, and following such transaction continues to be entitled, to file statements on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the Exchange Act;
         (x)         sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Marcato Group;
         (xi)         take any action which could reasonably be expected to cause or require the Company or any Affiliate or Associate of the Company to make a public announcement regarding any of the foregoing, or publicly request to amend, waive or terminate any provision of this paragraph 5; or
         (xii)         enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

(c)          The Marcato Group will cause all Voting Securities beneficially owned, directly or indirectly, by the Marcato Group or any Marcato Affiliate as of the record date for any meeting of the Company's stockholders or any proposed action by written consent of the Company's stockholders, or as to which the Marcato Group or the Marcato Affiliates have the right to vote at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, to be present for quorum purposes in the case of a meeting and to be voted, at any such meeting of the Company's stockholders or at any adjournments or postponements thereof, or be subject to a written consent executed, (i) in favor of each director nominated and recommended by the Board for election at any such meeting or action by consent, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting or action by consent, (iii) in favor of the Company's "say-on-pay" proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation and Management Development Committee of the Board and (iv) in favor of the Company's proposal for ratification of the appointment of the Company's independent registered public accounting firm. In the event that any proposal submitted by a stockholder is subject to a vote or written consent of the Company's stockholders, the Marcato Group will cause all Voting Securities to be voted in accordance with the Board's recommendation; provided that nothing herein shall restrict the Marcato Group's ability to vote or execute a written consent in accordance with paragraph 5(e)(ix) hereof.
(d)          The Company agrees that it will not, and it will cause its subsidiaries and representatives not to, directly or indirectly, in any manner make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) would reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Marcato Group), disparaging or negatively commenting upon any member of the Marcato Group or any Marcato Affiliate or any of their respective officers or directors, including such Marcato Group member's corporate strategy, business, extraordinary or other transactions, corporate activities, policies, board or management (it being agreed that the prosecution in good faith of litigation asserting that such Marcato Group member has breached its obligations under this Letter, in and of itself, will not constitute a violation to the extent it is necessary in such litigation to describe the facts underlying the asserted breach).
        (e)          Notwithstanding the foregoing, nothing in this paragraph 5 shall be deemed to in any way restrict or limit Designee's or any other member of the Marcato Group's ability to (i) prepare to take any action set forth in clauses (b)(i) through (b)(v) and (b)(viii) of paragraph 5; provided that such preparations are undertaken solely among the members of the Marcato Group and its advisors (and, in the event Designee ceases to be a director prior to the 2020 Meeting, during the 60-day period prior to the advance notice deadline for the 2020 Meeting, individuals whom the Marcato Group is considering in good faith nominating to the Board) privately and on a confidential basis and in a manner not reasonably expected to result in public disclosure of such preparations, (ii) discuss any matter confidentially with the Company, the Board or any of its members, (iii) take any action that the Designee or any member of the Marcato Group reasonably determines is required by applicable law, (iv) publicly comment upon and solicit votes in favor of or against any item presented by the Company for stockholder approval (but, for the avoidance of doubt, not presented by any stockholder), other than the election of directors, the ratification of the appointment of auditors or a proposal put forth by the Company with respect to (A) "say-on-pay" or "say-when-on-pay" or (B) equity compensation that has been approved by the Compensation Committee of the Board at any annual or special meeting of stockholders of the Company, (v) once the Designee ceases to be a member of the Board, publicly comment upon and solicit votes in response to a public announcement by the Company that the Company has entered into an agreement providing for any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction in any case that requires the approval of the holders of Common Stock, (vi) once the Designee ceases to be a member of the Board, publicly comment upon any public announcement by the Company that the Board has determined to explore a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction, which announcement did not result in whole or in part from a breach of this Letter, (vii) once the Designee ceases to be a member of the Board, in the event that any third party makes a bona fide unsolicited public proposal to enter into a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction with the Company which did not result in whole or in part from a breach of this Letter, publicly comment upon such offer, (viii) tender or not tender shares, receive payment for shares or otherwise participate or not participate, in any tender offer or exchange offer involving the Company, or a combination thereof, on the same basis as other stockholders of the Company or (ix) grant any proxy, consent or other authority to act as to any shares of Voting Securities on a third party's proxy card or written consent in connection with an extraordinary or other transaction (including a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction) or any election of directors in connection therewith.  For the avoidance of doubt, nothing in this paragraph 5 or elsewhere in this Letter shall be deemed to limit the exercise in good faith by Designee of his fiduciary duties solely in his capacity as a director of the Company. In the event that the Designee or another member of the Marcato Group, as applicable, reasonably determines that disclosure of any confidential information is required by applicable law, the Marcato Group will, or will cause Designee to, promptly notify (except where such notice would be legally prohibited) the Company in writing and provide reasonable cooperation, at the Company's expense, so that the Company may, and shall have sufficient time to, seek a protective order or other appropriate remedy or waive compliance with the provisions hereof. In no event will the Marcato Group oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of any confidential information or to obtain reliable assurance that confidential treatment will be afforded such information.

6.            The Company will announce that Designee will be appointed to the Board  by means of a press release in the form attached as Schedule D hereto as soon as practicable on or after the date of this Letter (the "Press Release").
7.            In the event that the Marcato Group is required to file a Schedule 13D or any amendment thereto (a "Schedule 13D") with respect to the Company, the Marcato Group will provide the Company with a reasonable opportunity to review the Schedule 13D prior to filing, and will consider in good faith any changes proposed by the Company solely with respect to Items 4 and 6 thereof.  Except as required by law or the rules of any stock exchange or with the prior written consent of the other party, neither the Company nor the Marcato Group will (i) issue a press release in connection with this Letter or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement with respect to this Letter or the actions contemplated hereby in each case that is inconsistent with or contrary to the statements made in the Press Release or the terms of this Letter.
8.            The Company hereby agrees that (i) Designee is permitted to provide confidential information subject to and in accordance with the terms of the confidentiality agreement in the form attached hereto as Schedule E (the "Confidentiality Agreement") (which the Marcato Group agrees to execute and deliver to the Company and to cause the Representatives to abide by) to the Representatives of the Marcato Group and (ii) the Company will execute and deliver the Confidentiality Agreement to the Marcato Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto.  Each member of the Marcato Group hereby acknowledges that it is aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.
9.            Each member of the Marcato Group severally (and not jointly) represents and warrants to the Company that, as of the date hereof, (i) it beneficially owns an aggregate number of shares of Common Stock equal to the portion of the Current Marcato Share Amount set forth next to its name on Schedule F hereto, (ii) it beneficially owns a Net Long Position in an aggregate number of shares of Common Stock equal to the portion of the Current Marcato Share Amount set forth next to its name on Schedule F hereto, (iii) it does not have the right to acquire, whether exercisable currently or after the passage of time or the satisfaction of other conditions, any interest in any other shares of Common Stock or other Voting Securities, except as set forth next to its name on Schedule F hereto and (iv) it is not a Receiving Party or Counterparty to any Derivative Contract with respect to the shares of Common Stock or other Voting Securities, except as set forth next to its name on Schedule F hereto. Other than the members of the Marcato Group, no Marcato Affiliate beneficially owns any shares of Common Stock, has the right to acquire, whether exercisable currently or after the passage of time or the satisfaction of other conditions, any interest in any other shares of Common Stock or other Voting Securities or is a Receiving Party or Counterparty to any Derivative Contract with respect to the shares of Common Stock or other Voting Securities.

10.            This Letter and all covenants and agreements contained herein will terminate on the date that is the later to occur of (i) the forty-fifth (45th) day prior to the advance notice deadline for making director nominations at the 2020 Meeting (or, if the Designee (or any other representative of the Marcato Group) is included, and agrees to serve, on the Company's slate of directors for the 2020 Meeting, then the forty-fifth (45th) day prior to the advance notice deadline for making director nominations at the 2021 annual meeting of stockholders of the Company), and (ii) the date on which Designee (or Successor Director, if applicable) no longer serves as a director of the Company (such date, the "Termination Date"). Such termination will not relieve any party hereto from any liability for a breach of this Letter prior to such termination.
11.            The Company will not alter or adopt its Amended and Restated Bylaws or any Company Policies which would in any manner interfere with the ability of Designee to remain on the Board or participate in Board matters, including that would result in a shortening of Designee's tenure on the Board pursuant to this Letter.
12.            The parties hereto recognize and agree that if for any reason any of the provisions of this Letter are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other parties shall be entitled to at law or equity, the other parties shall be entitled to an injunction or injunctions to prevent breaches of this Letter and to enforce specifically the terms and provisions of this Letter exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  In the event that any action shall be brought in equity to enforce the provisions of this Letter, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Letter or the transactions contemplated by this Letter, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Letter or the transactions contemplated by this Letter in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party's principal place of business or as otherwise provided by applicable law. THIS LETTER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
13.            If any provision of this Letter shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Letter.  The parties hereto shall use their best efforts to agree upon and substitute a valid and enforceable term, provision or covenant for any such provision that is held to be illegal, void or unenforceable by a court of competent jurisdiction.
14.            This Letter may be executed in two or more counterparts which together shall constitute a single agreement.
15.            The terms and provisions of this Letter shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No party shall assign this Letter or any rights or obligations hereunder.  This Letter is solely for the benefit of the parties hereto and is not enforceable by any other person.

16.            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Letter, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Letter and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Letter against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Letter shall be decided without regards to events of drafting or preparation.  The term "including" shall in all instances be deemed to mean "including without limitation."  When a reference is made in this Letter to a paragraph, such reference shall be to a paragraph of this Letter unless otherwise indicated.
17.            All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by electronic mail, when such electronic mail is transmitted to the email address set forth below (provided that a copy of such notice, consent, request, instruction, approval or other communication is also delivered by overnight courier or certified mail within two business days after such electronic transmission) or (ii) if given by any other means, when actually received during normal business hours at the address specified below:
If to the Company:
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
Attention:  Michael R. Herman
 Senior Vice President, General Counsel and Corporate Secretary
Email:  michael.herman@rayonieram.com
If to any member of the Marcato Group:
Marcato Capital Management LP
Four Embarcadero Center, Suite 2100
San Francisco, California  94111
Attention:  Richard T. McGuire III
Email:  Legal@marcatollc.com
with a copy to (which copy shall not constitute notice hereunder):
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:  Steve Wolosky / Ryan Nebel
Email:  swolosky@olshanlaw.com / rnebel@olshanlaw.com

                       Very truly yours,
                       RAYONIER ADVANCED MATERIALS INC.
                       By:  /s/ Michael R. Herman
                         Michael R. Herman
                         Senior Vice President, General Counsel and Corporate Secretary
Accepted and agreed as of February 18, 2018:
MARCATO CAPITAL MANAGEMENT LP By: /s/ Richard T. McGuire III Name: Richard T. McGuire III Title: Authorized Person of its General Partner	MARCATO INTERNATIONAL MASTER FUND, LTD. By: /s/ Richard T. McGuire III Name: Richard T. McGuire III Title: Director
MARCATO ENCORE MASTER FUND, LTD. By: /s/ Richard T. McGuire III Name: Richard T. McGuire III Title: Director
By: /s/ Matthew Hepler Matthew Hepler

SCHEDULE A

 MARCATO ENTITIES
Marcato Capital Management LP

Marcato International Master Fund Ltd.

Marcato Encore Master Fund, Ltd.

Richard T. McGuire III

 Matthew Hepler

SCHEDULE B

 DEFINITIONS
For purposes of this Letter:
1. The terms "Affiliate" and "Associate" will have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
2. The terms "beneficial owner", "beneficial ownership", "beneficially own" and terms of like import will have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided that (i) if a person is the Receiving Party to a Derivative Contract with respect to any shares of Common Stock or other Voting Securities, such person shall be deemed to be the "beneficial owner" of the Notional Number of shares of Common Stock or other Voting Securities, as applicable, with respect to such Derivatives Contract and (ii) a person shall be deemed to be the "beneficial owner" of the number of Voting Securities with respect to which such person has the right or option to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise).
3. The term "Derivatives Contract" means a contract between two parties (the "Receiving Party" and the "Counterparty") that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Voting Securities or shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the "Notional Number"), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock or other Voting Securities.  For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
4. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
5. The term "person" will mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
6. The term "Marcato Affiliates" has the meaning set forth below in the definition of a "Qualifying Disposition."
7. The term "Net Long Position" will mean, with respect to any person, such shares of Common Stock beneficially owned by such person, directly or indirectly, that constitute such person's "net long position" in the Common Stock as defined in Rule 14e-4 promulgated by the SEC under the Exchange Act; provided that, for the avoidance of doubt, "Net Long Position" will not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative contract or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, any of the economic consequences of ownership of such shares.
8. A "Qualifying Disposition" will be deemed to have occurred at such time as the Net Long Position of the Marcato Group, collectively with its Affiliates and Associates (such Associates and Affiliates, collectively and individually, the "Marcato Affiliates"), is less than 2.9% of the outstanding shares of Common Stock as of the date of this Letter (all items as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).
9. The term "SEC" means the Securities and Exchange Commission.
10. "Voting Securities" will mean all Common Stock and any other securities of the Company entitled to vote in the election of directors of the Company.
11. The terms "solicit" and "solicitation" will have the meanings set forth in Regulation 14A under the Exchange Act.
12. The term "Representatives" will have the meaning given to such term in the Confidentiality Agreement.

SCHEDULE C
RESIGNATION
[●], 2018
Board of Directors
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
 Jacksonville, Florida 32207
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Letter dated as of February 18, 2018, from Rayonier Advanced Materials Inc. and to the members of the Marcato Group signatory thereto (the "Letter Agreement").  Capitalized terms used herein but not defined will have the meanings set forth in the Letter Agreement.  I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve effective only upon, and subject to, the occurrence of a Qualifying Disposition pursuant to paragraph 3 of the Letter Agreement.
                       Sincerely,

SCHEDULE D

 FORM OF PRESS RELEASE

Contacts:
Media	Ryan Houck 904-357-9134
Investors	Mickey Walsh 904-357-9162

Rayonier Advanced Materials Announces Plan to Add
Two New Independent Directors to Board

JACKSONVILLE, Fla., February 20, 2018 – Rayonier Advanced Materials Inc. (the "Company") (NYSE: RYAM) today announced that the Company plans to add two new independent directors to its Board of Directors at the upcoming 2018 Annual Meeting of Stockholders, to be held on May 21, 2018.
[●] will be one of the three Class I directors nominated by the Company for election at the 2018 Annual Meeting, and, if elected, will join the Board of Directors in May, at the same time as the anticipated retirement of another director, Ronald Townsend, who has served on the Board of Directors of the Company since 2014.  Matthew P. Hepler will join the Board of Directors at the same time as a Class III director with a term expiring in 2020. As such, the Board of Directors will increase in size from nine to ten.
[●] and Mr. Hepler collectively bring significant experience to the Company's Board of Directors in international business management (including Canada, where the Company has extensive operations), the chemical and energy industries, financial management and investor relations, as well as the perspective of a current investor in the Company.   Biographical information on each of the new directors will be included with the Company's 2018 proxy statement.
"We are pleased to welcome [●] and Matt to our Board at this exciting time in our history, given our recent transformational Tembec acquisition," said Paul Boynton, Chairman, President and CEO of Rayonier Advanced Materials. "With the depth of knowledge and experience of our current Board members and the addition of [●] and Matt, we feel confident in our strategic direction and our ability to drive the growth of long term, sustainable stockholder value."
In connection with the appointment of Mr. Hepler, who is a Partner with Marcato Capital Management L.P. ("Marcato"), a significant stockholder of the Company, the Company has entered into an agreement with Marcato governing Mr. Hepler's membership on the Board of Directors. The agreement, which provides for customary standstill, voting and other commitments, will be filed with the Securities and Exchange Commission together with a Report on Form 8-K.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals.  The Company also manufactures products for lumber, paper and packaging markets.  With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials' future events, developments, or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "forecast," "anticipate," "guidance," and other similar language.  However, the absence of these or similar words or expressions does not mean a statement is not forward-looking.  While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.  Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

SCHEDULE E
CONFIDENTIALITY AGREEMENT
                        February 18, 2018
To:	Each of the persons and entities listed on Schedule A hereto (collectively, the "Marcato Group" or "you")
Ladies and Gentlemen:
This Confidentiality Agreement (the "Confidentiality Agreement") shall become effective upon the date of the Agreement (the "Agreement"), dated as of February 18, 2018, among Rayonier Advanced Materials Inc. (the "Company") and the Marcato Group.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

Designee and, subject to the terms of this Confidentiality Agreement, the other members of the Marcato Group and the Representatives (as hereinafter defined) may receive certain non-public information regarding the Company in connection with Designee's capacity as a member of the Board.  Designee and the other members of the Marcato Group acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  Therefore, as a condition to being furnished with such information, Designee and the other members of the Marcato Group agree to treat, and the Marcato Group agrees to cause the Representatives to treat, any and all information concerning or relating to the Company or any of its subsidiaries or affiliates, including any discussions and matters considered in meetings of the Board or committees thereof (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Confidential Information"), in accordance with the provisions of this Confidentiality Agreement.  For the purposes of this Agreement, "Representative" shall mean each of the persons set forth on Schedule B hereto and "Representatives" shall mean such persons collectively.

1.            The term "Confidential Information" does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this Confidentiality Agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives' possession on a non-confidential basis prior to its being furnished to you by Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the "Company Representatives"), (iii) is received from a source other than Designee, the Company or any of the Company Representatives or (iv) has been or is independently developed by you or any of your Representatives without the benefit or use of or reference to any Confidential Information and without breaching this Confidentiality Agreement; provided, however, that in the case of clause (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company at the time the information was disclosed to you.
        2.            Designee, the other members of the Marcato Group and the Representatives shall, and the Marcato Group shall cause the Representatives to, (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you and Designee may privately disclose any of such information: (A) to your Representatives (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information; and (B) to the Company and the Company Representatives.  You will be responsible for any violation of this Confidentiality Agreement by your Representatives.  It is understood and agreed that Designee shall not disclose to you or your Representatives any information that he reasonably believes to be, or which he has been informed is, Legal Advice (as defined below) that may be included or referenced in the Confidential Information with respect to which such disclosure would or would reasonably be likely to constitute waiver of the Company's attorney-client privilege or the protections afforded by the attorney work product doctrine.  "Legal Advice" as used in this Confidentiality Agreement shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information, the formulation or analysis of business strategy or any other information that is not protected by the attorney-client privilege or the attorney work product doctrine.

3.            In the event that you or any of your Representatives are required by applicable subpoena, civil investigative demand, legal process or other legal requirement to disclose any of the Confidential Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email, facsimile or certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense.  Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, civil investigative demand, legal process or other legal requirement that requires discovery, disclosure or production of the Confidential Information if (a) you produce or disclose only that portion of the Confidential Information which your outside legal counsel of national standing advises you in writing is legally required to be so produced or disclosed and you inform the recipient of such Confidential Information of the existence of this Confidentiality Agreement and the confidential nature of such Confidential Information or (b) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena, civil investigative demand, legal process or other legal requirement.  Notwithstanding anything to the contrary set forth in this Confidentiality Agreement, nothing herein shall restrict or limit the ability of the Marcato Group from engaging in a proxy contest following the Termination Date, it being agreed that the Marcato Group and its Representatives shall be entitled to disclose that portion of (and only such portion of) Confidential Information required to be disclosed by applicable law in order to engage in such a proxy contest.  In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent, condition or limit the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information.  For the avoidance of doubt, it is understood that there shall be no "legal requirement" requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing.
4.            You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.  You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President, Investor Relations and Treasurer and/or such other persons approved in writing by the foregoing or the Board concerning Confidential Information, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restrictions in this sentence shall not apply to Designee acting in his capacity as a Board member consistent with his fiduciary duties as a member of the Board, the Agreement and the Company's governance and other guidelines to the same extent applicable to the Company's other directors acting in their capacities as directors.
5.            All Confidential Information shall remain the property of the Company.  Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which Designee ceases to be a director of the Company, upon the request of the Company for any reason or no reason, you and your Representatives will promptly return to the Company or destroy, at your option, all hard copies of the Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in your or any of your Representatives' possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Confidential Information has been erased or deleted, as the case may be); provided, however, that (a) your legal department and/or outside counsel may keep one copy of any Confidential Information (in electronic or paper form) solely for purposes of complying with applicable law or regulation and, in the case of your outside counsel, to document its services for the Marcato Group in accordance with applicable professional standards (and such information shall not be disclosed or used for any other purposes) and (b) you and/or your outside counsel may retain Confidential Information to the extent it is "backed-up" on your and/or their electronic information management and communication systems or servers in the ordinary course and is not immediately available to an end user (and such information shall not be recovered from such systems or servers except as expressly permitted above).  Notwithstanding the return or erasure or deletion of Confidential Information, you and your Representatives will continue to be bound by the obligations contained herein.

6.            You acknowledge, and will advise your Representatives, that the Confidential Information may constitute material non-public information under applicable federal and state securities laws, and you and your Representatives shall not, and you shall use your commercially reasonable efforts to ensure that your Representatives do not, trade or engage in any derivative or other transaction, on the basis of any Confidential Information that constitutes material non-public information in violation of such laws.  If the date on which Designee ceases to be a director of the Company is during a blackout period under the Company's insider trading policy, the Company agrees to inform Designee when such blackout period expires.
7.            Each of the Company, on the one hand, and you, on the other hand, hereby represent and warrant to the other party that (i) such party has all requisite company power and authority to execute and deliver this Confidentiality Agreement and to perform its obligations hereunder, (ii) this Confidentiality Agreement has been duly authorized, executed and delivered by such party, and is a valid and binding obligation, enforceable against such party in accordance with its terms, (iii) this Confidentiality Agreement will not result in a violation of any terms or conditions of any agreements to which such party is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party, and (iv) such party's entry into this Confidentiality Agreement does not require approval by any owners or holders of any equity or other interest in such party (except as has already been obtained).
8.            You acknowledge and agree that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms.  You further acknowledge and agree that in the event of an actual or threatened violation of this Confidentiality Agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to specific relief hereunder, including an injunction or injunctions to prevent breaches of this Confidentiality Agreement and to enforce specifically the terms and provisions of this Confidentiality Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which it is entitled at law or in equity.
9.            Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Confidentiality Agreement or the transactions contemplated by this Confidentiality Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Confidentiality Agreement or the transactions contemplated by this Confidentiality Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party's principal place of business or as otherwise provided by applicable law. THIS CONFIDENTIALITY AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  Nothing in this Section 9 shall prevent any of the parties hereto from enforcing its rights under this Confidentiality Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including any federal, state or other governmental proceeding of any kind, against any of them.  The rights and remedies provided in this Confidentiality Agreement are cumulative and do not exclude any rights or remedies provided by law.

10.            This Confidentiality Agreement and the Agreement constitute the entire understanding of the parties hereto with respect to the subject matter hereof and may be amended only by an agreement in writing executed by an authorized representative of each of the parties.  No failure or delay on the part of any party hereto to exercise any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of a right, power or remedy hereunder by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
11.            All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by electronic mail, when such electronic mail is transmitted to the email address set forth below (provided that a copy of such notice, consent, request, instruction, approval or other communication is also delivered by overnight courier or certified mail within two business days after such electronic transmission) or (ii) if given by any other means, when actually received during normal business hours at the address specified below:
If to the Company:
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
Attention:  Michael R. Herman
 Senior Vice President, General Counsel and Corporate Secretary
Email:  michael.herman@rayonieram.com
If to any member of the Marcato Group:
Marcato Capital Management LP
Four Embarcadero Center, Suite 2100
San Francisco, California 94111
Attention:  Richard T. McGuire III
Email:  Legal@marcatollc.com
with a copy to (which copy shall not constitute notice hereunder):
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:  Steve Wolosky / Ryan Nebel
Email:  swolosky@olshanlaw.com / rnebel@olshanlaw.com
12.            If any provision of this Confidentiality Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Confidentiality Agreement.
13.            No licenses or rights under any patent, copyright, trademark or trade secret are granted or are to be implied by this Confidentiality Agreement.
14.            This Confidentiality Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
15.            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Confidentiality Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Confidentiality Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Confidentiality Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Confidentiality Agreement shall be decided without regards to events of drafting or preparation.  The term "including" shall in all instances be deemed to mean "including without limitation."

16.            The terms and provisions of this Confidentiality Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No party shall assign this Confidentiality Agreement or any rights or obligations hereunder without the prior written consent of the parties hereto.
17.            This Confidentiality Agreement shall expire 12 months from the date on which Designee ceases to be a director of the Company; except that you and your Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

  Please confirm your agreement with the foregoing by signing and returning one copy of this Confidentiality Agreement to the undersigned, whereupon this Confidentiality Agreement shall become a binding agreement between you and the Company.

                      Very truly yours,
                      RAYONIER ADVANCED MATERIALS INC.
By:
Name: Michael R. Herman
Title: Senior Vice President, General Counsel and Corporate Secretary

Accepted and agreed as of the date first written above:

MARCATO CAPITAL MANAGEMENT LP By: Name: Richard T. McGuire III Title: Authorized Person of its General Partner	MARCATO INTERNATIONAL MASTER FUND, LTD. By: Name: Richard T. McGuire III Title: Director
MARCATO ENCORE MASTER FUND, LTD. By: Name: Richard T. McGuire III Title: Director
By: Matthew Hepler

SCHEDULE A TO CONFIDENTIALITY AGREEMENT
Marcato Capital Management LP

Marcato International Master Fund Ltd.

Marcato Encore Master Fund, Ltd.

 Matthew Hepler

SCHEDULE B TO CONFIDENTIALITY AGREEMENT
Each member of the Marcato Group, and their respective managing members, partners (other than a partner who is solely a limited partner), directors, officers, employees, consultants, legal counsel, investment bankers, accountants and other advisors.

SCHEDULE F
VOTING SECURITIES
Member Of Marcato Group	Beneficial Ownership	Net Long Position
Marcato International Master Fund Ltd.	2,951,327	792,327
Marcato Encore Master Fund, Ltd.	816,000	764,000
Marcato Capital Management LP	3,767,327	1,556,327
Richard T. McGuire III	3,767,327	1,556,327

For the avoidance of doubt, the "Beneficial Ownership" column includes certain cash-settled total return swap agreements that are considered "beneficially owned" for purposes of this Letter but are not counted towards "beneficial ownership" within the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.
Derivative Contracts to which a member of the Marcato Group is a Receiving Party or Counterparty:
Marcato International Master Fund Ltd. has entered into certain cash-settled total return swap agreements that constitute economic exposure to 2,159,000 notional shares of common stock, which have a reference price of $18.74 per notional share and a maturity date of February 4, 2019.  Marcato Encore Master Fund, Ltd. has entered into certain cash-settled total return swap agreements that constitute economic exposure to 52,000 notional shares of common stock, which have a reference price of $18.71 per notional share and a maturity date of December 24, 2018. The swap agreements provide Marcato International Master Fund Ltd. and Marcato Encore Master Fund, Ltd., respectively, with economic results that are comparable to the economic results of ownership of shares of common stock but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are the subject of the swap agreements.